HERITAGE CAPITAL APPRECIATION TRUST
                                    CLASS R3
                          DISTRIBUTION AND SERVICE PLAN

     WHEREAS, Heritage Capital Appreciation Trust (the "Trust") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust, on behalf of its one or more designated series presently existing or hereafter established, desires to adopt a Class R3
("Class") Distribution and Service Plan pursuant to Rule l2b-1 under the 1940 Act and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Distribution and Service Plan will benefit the Trust and the Class R3 shareholders; and

     WHEREAS, the Trust intends to employ a registered broker-dealer as Distributor of the securities of which it is the issuer;

     NOW, THEREFORE, the Trust, with respect to its Class R3 shares, hereby adopts this Distribution and Service Plan (the "Plan") in accordance with Rule l2b-1 under the 1940 Act on the following terms and conditions:

     1. PAYMENT OF FEES. The Trust is authorized to pay distribution and/or service fees for the Class R3 shares as listed on Schedule A of this Plan, as such schedule may be amended from time to time, on an annualized basis, at such rates as shall be determined from time to time by the Board of Trustees in the manner provided for approval of this Plan in Paragraph 4, up to the maximum rates set forth in Schedule A, as such schedule may be amended from time to time. Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as shall be determined by the Board in the manner provided for approval of this Plan in Paragraph 4. The distribution and/or service fees shall be payable by the Trust on behalf of the Class R3 shares of the Trust regardless of whether those fees exceed or are less than the actual expenses, described in Paragraph 2 below, incurred with respect to such Class in a particular year.

     2. DISTRIBUTION AND SERVICE EXPENSES. The fee authorized by Paragraph 1 of this Plan may be paid to the Trust's investment adviser ("Adviser"), distributor pursuant to an appropriate Distribution Agreement or any other third party provider in payment for any activities or expenses intended to result in the sale and retention of Trust shares, including, but not limited to, compensation paid to registered representatives of the Distributor and to participating dealers which have entered into sales agreements with the Distributor, advertising, salaries and other expenses of the Distributor relating to selling or servicing efforts, expenses of organizing and conducting sales seminars, printing of prospectuses, statements of additional information and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature and other sales promotion expenses, or for providing ongoing services to Class R3 shareholders.

     Such parties may spend such amounts as it deems appropriate on the administration and servicing of Class R3 shareholder accounts, including, but

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not  limited  to,   responding   to  inquiries   from   shareholders   or  their
representatives requesting information regarding matters such as shareholder account or transaction status, net asset value of shares, performance, services, plans and options, investment policies, portfolio holdings, and distributions and taxation thereof; and dealing with complaints and correspondence of shareholders; including compensation to organizations and employees who service Class R3 shareholder accounts, and expenses of such organizations, including overhead and telephone and other communications expenses.

     3. ADDITIONAL COMPENSATION. This Plan shall not be construed to prohibit or limit additional compensation derived from sales charges or other sources that may be paid to the Distributor or any other such party pursuant to the aforementioned Distribution Agreement or any other agreement with the Trust or the Adviser.

     4. BOARD APPROVAL. This Plan shall not take effect with respect to Class R3 shares until it has been approved, together with any related agreements, by vote of a majority of both (a) the Board of Trustees and (b) those members of the Board who are not "interested persons" of the Trust, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Trustees"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

     5. RENEWAL OF PLAN. This Plan shall continue in full force and effect with respect to the Class R3 shares of the Trust for successive periods of one year from its approval as set forth in Paragraph 4 for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

     6. REPORTS. During the existence of this Plan, the Trust shall require that the Adviser and/or the Distributor provide to the Trust, for review by the Board of Trustees, at least quarterly, or at such other intervals as reasonably requested by the Board, a written report of the amounts expended (making estimates of such cost where necessary or desirable) in connection with this Plan and the purposes for which such expenditures were made.

     7. TERMINATION. This Plan may be terminated with respect to the Class R3 shares of the Trust at any time, without payment of penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of such Class, voting separately from any other Class of the Trust.

     8. AMENDMENTS. Any amendment to the Plan that would materially increase the distribution costs hereunder to the Class R3 shares of the Trust may not be instituted unless such amendment is approved by a vote of a majority of the outstanding securities of such Class R3. Any other material amendment to the Plan, other than amendments provided directly above, shall be effective only upon the approval of the Board as provided in Paragraph 4 hereof.

     9. SHAREHOLDER LIABILITY. Consistent with the shareholder liability set forth in the Trust's Declaration of Trust, any obligation assumed by Class R3 pursuant to this Plan, and any agreement related to this Plan, shall be limited in all cases to Class R3 and its assets and shall not constitute an obligation of any shareholder of the Trust, or any other Class of the Trust.

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     10.  PROHIBITION  AGAINST  DIRECTED  BROKERAGE TO FINANCE  DISTRIBUTION  OF
TRUST Shares. Notwithstanding any other provision, the Trust may not compensate a broker-dealer for any sale or distribution of the Trust's shares by directing to the broker-dealer (a) portfolio transactions or (b) commissions, mark-ups, mark-downs or other fees received from executions effected through any other broker-dealer.

     11. SEVERABILITY. If any paragraph of this Plan is held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

     12. RECORDS. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.


Date:  September 13, 2005

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                       HERITAGE CAPITAL APPRECIATION TRUST
                                    CLASS R3
                          DISTRIBUTION AND SERVICE PLAN


                                   SCHEDULE A

     The maximum annualized fee rate pursuant to Paragraph 1 of the Heritage Capital Appreciation Trust Class R3 Distribution Plan shall be 0.50%.

Dated:      September 13, 2005